Exhibit 99.2

PROFESSOR CONNOR’S, INC.

2010 STOCK OPTION PLAN

ARTICLE I

PURPOSE

The purpose of this Professor Connor’s, Inc. 2010 Stock Option Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Individuals stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan is effective as of the date set forth in Article XII hereof.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1 “Acquisition Event” has the meaning set forth in Section 4.2(d) hereof.

2.2 “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that, unless otherwise determined by the Committee, the Common Stock subject to any Stock Option constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Stock Option to Section 409A of the Code.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to a Stock Option.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment or Termination of Consultancy, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a

Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Participant’s lawful duties or responsibilities for any reason other than illness or incapacity, materially unsatisfactory performance of the Participant’s duties for the Company or an Affiliate, or breach of any material written agreement with the Company or its Affiliates of any confidentiality, noncompetition, nonsolicitation or other restrictive covenant obligation owed to the Company, in each case, as determined by the Committee in its good-faith discretion; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement, whether or not such agreement terminates prior to the exercise or expiration of the Stock Option. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.6 “Change in Control” has the meaning set forth in Section 7.2 hereof.

2.7 “Change in Control Price” has the meaning set forth in Section 7.1 hereof.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any treasury regulation promulgated thereunder.

2.9 “Committee” means any committee of the Board duly authorized by the Board to administer the Plan. If no committee is duly authorized by the Board to administer the Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Professor Connor’s, Inc., a Delaware corporation, and its successors by operation of law.

2.12 “Consultant” means any natural person who is an advisor or consultant to the Company or its Affiliates.

2.13 “Disability” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.14 “Effective Date” means the effective date of the Plan as defined in Article XII hereof.

2.15 “Eligible Employees” means each employee of the Company or an Affiliate.

2.16 “Eligible Individual” means an Eligible Employee, Non-Employee Director or Consultant who is designated by the Committee in its discretion as eligible to receive Stock Options subject to the conditions set forth herein.

2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.18 “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded, or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Stock Option, the applicable date shall be the business day (or trading day, as applicable) immediately prior to the date on which the Stock Option is granted. For purposes of the exercise of any Stock Option, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

2.19 “Family Member” means “family member” as defined under Rule 701 of the Securities Act.

2.20 “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parents (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.21 “Independent Third Party” shall mean any individual or entity or group of individuals or entities who, immediately prior to a Change in Control, does not own 5% or more of the Company’s capital stock on a fully diluted basis, who is not an Affiliate of such 5% owner of the Company’s capital stock and who is not the spouse or descendant (by birth or adoption) of any such 5% owner of the Company’s capital stock.

2.22 “Lead Underwriter” has the meaning set forth in Section 11.19 hereof.

2.23 “Lock-Up Period” has the meaning set forth in Section 11.19 hereof.

2.24 “Non-Employee Director” means a director or a member of the Board of the Company or any Affiliate who is not an active employee of the Company or any Affiliate.

2.25 “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.26 “Other Extraordinary Event” has the meaning in Section 4.2(b) hereof.

2.27 “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.28 “Participant” means an Eligible Individual to whom a Stock Option has been granted pursuant to the Plan.

2.29 “Plan” means this Professor Connor’s, Inc. 2010 Stock Option Plan, as amended from time to time.

2.30 “Proceeding” has the meaning set forth in Section 11.9 hereof.

2.31 “Section 4.2 Event” has the meaning in Section 4.2(b) hereof.

2.32 “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

2.33 “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.34 “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Individuals granted pursuant to Article VI hereof.

2.35 “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.36 “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.37 “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.38 “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of such Consultant’s consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter, provided that any such change to the definition of the term “Termination of Consultancy” does not subject the applicable Stock Option to Section 409A of the Code.

2.39 “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of such Non-Employee Director’s directorship, such Non-Employee Director’s ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.40 “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of such Eligible Employee’s employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Stock Option to Section 409A of the Code.

2.41 “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

ARTICLE III

ADMINISTRATION

3.1 The Committee. The Plan shall be administered and interpreted by the Committee.

3.2 Grants of Stock Options. The Committee shall have full authority:

(a) to select the Eligible Individuals to whom Stock Options may from time to time be granted hereunder;

(b) to make grants of Stock Options hereunder and to determine whether and to what extent Stock Options are to be granted hereunder to one or more Eligible Individuals;

(c) to determine the number of shares of Common Stock to be covered by each Stock Option granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Stock Option granted hereunder (including, but not limited to, the exercise price, any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Stock Option and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e) to determine whether, to what extent and under what circumstances grants of Stock Options under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(f) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Common Stock under Section 6.4(d) hereof;

(g) to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(h) to determine whether to require a Participant, as a condition of the granting of any Stock Option, to not sell or otherwise dispose of shares acquired pursuant to the exercise of a Stock Option for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Stock Option;

(i) to modify, extend or renew a Stock Option, subject to Article VIII and Section 6.4(1) hereof, provided, however, that such action does not subject the Stock Option to Section 409A of the Code without the consent of the Participant; and

(j) solely to the extent permitted by applicable law, to determine whether, to what extent and under what circumstances to provide loans (which may be on a recourse basis and shall bear interest at the rate the Committee shall provide) to Participants in order to exercise Options under the Plan.

3.3 Guidelines. Subject to Article VIII hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. Notwithstanding the foregoing, no action of the Committee under this Section 3.3 shall impair the rights of any Participant without the Participant’s consent.

3.4 Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5 Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By- Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the Committee members in accordance with the By-Laws of the Company, shall be fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6 Designation of Consultants/Liability.

(a) The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law) may grant authority to officers to grant Stock Options and/or execute agreements or other documents on behalf of the Committee.

(b) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Option granted under it.

3.7 Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to a Stock Option granted to such individual under the Plan.

ARTICLE IV

SHARE LIMITATION

4.1 Shares. The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Stock Options may be granted under the Plan shall not exceed 2,901,952 shares (subject to any increase or decrease pursuant to Section 4.2 hereof), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. The maximum number of shares of Common Stock with respect to which Incentive Stock Options may be granted under the Plan shall be 2,901,952 shares. If any Option granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Stock Option shall again be available for the purpose of Stock Options under the Plan. In addition, any shares of Common Stock exchanged by a Participant or withheld from a Participant as full or partial payment to the Company of the exercise price or tax withholding upon exercise a Stock Option under the Plan shall be added back to the foregoing maximum share limitation and may be made subject to Stock Options under the Plan pursuant to such limitation. Any Stock Option under the Plan settled in cash shall not be counted against the foregoing maximum share limitation.

4.2 Changes.

(a) The existence of the Plan and the Stock Options granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.

(b) Subject to the provisions of Section 4.2(d) hereof, if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Stock Option granted under the Plan, and/or (iii) the purchase price thereof, shall be appropriately adjusted. In addition, subject to Section 4.2(d) hereof, if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all of the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Stock Option and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 hereof shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c) Fractional shares of Common Stock resulting from any adjustment in Stock Options pursuant to Section 4.2(a) or 4.2(b) hereof shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Stock Option has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d) In the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing being referred to as an “Acquisition Event”), then the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options, effective as of the date of the Acquisition Event, by (i) cashing-out such Stock Options upon the date of consummation of the Acquisition Event, or (ii) delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise in full all of such Participant’s Stock Options that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If an Acquisition Event occurs but the Committee does not terminate the outstanding Stock Options pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article VII hereof shall apply.

4.3 Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1 General Eligibility. All current and prospective Eligible Individuals are eligible to be granted Stock Options. Eligibility for the grant of Stock Options and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.2 Incentive Stock Options. Notwithstanding the foregoing, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3 General Requirement. The vesting and exercise of Stock Options granted to a prospective Eligible Individual are conditioned upon such individual actually becoming an Eligible Employee, Consultant or Non-Employee Director, respectively.

ARTICLE VI

STOCK OPTIONS

6.1 Options. Each Stock Option granted under the Plan shall be of one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option.

6.2 Grants. The Committee shall have the authority to grant to any Eligible Employee one or more Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director one or more Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof which does not so qualify shall constitute a separate Non-Qualified Stock Option.

6.3 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.

6.4 Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b) Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c) Exercisability. Unless otherwise provided by the Committee in accordance with the provisions of this Section 6.4, Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under Section 6.4(c) hereof, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option, or by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e) Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section 6.4(e) is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution, and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.

(f) Termination by Death or Disability. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a

Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(g) Involuntary Termination Without Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h) Voluntary Resignation. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i) Termination for Cause. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, if a Participant’s Termination (x) is for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(j) Unvested Stock Options. Unless otherwise determined by the Committee at the time of grant, or if no rights of the Participant are reduced, thereafter, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(k) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l) Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without such Participant’s consent and provided further that such action does not subject the Stock Options to Section 409A of the Code without the consent of the Participant), and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised). Notwithstanding anything herein to the contrary, unless otherwise provided in the Award Agreement, the Committee may, at its sole and absolute discretion, taking into account the impact of Section 409A of the Code, (i) lower the strike price of a Stock Option after it is granted, or take any other action with the effect of lowering the strike price of a Stock Option after it is granted, or (ii) permit the cancellation of a Stock Option in exchange for another Stock Option.

(m) Deferred Delivery of Common Stock. The Committee may in its discretion permit Participants to defer delivery of Common Stock acquired pursuant to a Participant’s exercise of an Option in accordance with the terms and conditions established by the Committee in the applicable Award Agreement, which shall be intended to comply with the requirements of Section 409A of the Code.

(n) Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option. In the event of such an exercise, the shares of Common Stock issued in connection therewith shall remain subject to the otherwise applicable vesting conditions under the Stock Option. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.

(o) Cashing-Out of Stock Options. Unless otherwise provided in the Award Agreement, on receipt of written notice of exercise, the Committee may elect to cash-out all or part of the portion of the shares for which an Option is being exercised by paying the optionee an amount, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of the shares of Common Stock over the exercise price multiplied by the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

(p) Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 11.4 hereof. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate.

ARTICLE VII

CHANGE IN CONTROL PROVISIONS

7.1 Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement, a Participant’s unvested Stock Options shall be treated in accordance with one of the following methods as determined by the Committee:

(a) Stock Options, whether or not then vested, shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d) hereof, as determined by the Committee in a manner consistent with Section 409A of the Code. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto).

(b) The Committee, in its sole discretion, may provide for the purchase of any Stock Options by the Company or an Affiliate for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Stock Options, over the aggregate exercise price of such Stock Options. For purposes of this Section 7.1, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c) Notwithstanding any other provision herein to the contrary, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of a Stock Option at any time.

7.2 Change in Control Defined. Unless otherwise determined by the Committee in the applicable Award Agreement or other written agreement approved by the Committee, a “Change in Control” means: (a) any sale, merger, consolidation, share exchange, business combination, equity issuance or other transaction or series of related transactions involving an Independent Third Party, specifically excluding public offerings, which result in the stockholders immediately prior to the transaction(s) owning collectively less than 50% of the voting control immediately following the transaction(s); or (b) any sale, lease, exchange, transfer or other disposition of substantially all of the assets of the Company, taken as a whole, to an Independent Third Party in a single transaction or series of related transactions, excluding sales in the ordinary course of business, and sale/leaseback and corporate restructuring transactions. Notwithstanding the foregoing, with respect to any Stock Option that is subject to Section 409A of the Code, an event shall not be treated as a Change in Control hereunder unless such event also constitutes a “change in control event” within the meaning of Section 409A of the Code.

7.3 Initial Public Offering not a Change in Control. Notwithstanding the foregoing, for purposes of the Plan, the completion of an initial public offering of the Common Stock or any change in the composition of the Board within one year following the completion of such an initial public offering shall not be considered a Change in Control.

ARTICLE VIII

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XI hereof or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Stock Options granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, that without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2 hereof); (ii) change the classification of individuals eligible to receive Stock Options under the Plan; (iii) decrease the minimum option price of any Stock Option; (iv) extend the maximum option period under Section 6.4 hereof; (v) award any Stock Option in replacement of a canceled Stock Option with a higher exercise price than the replacement award, except in accordance with Section 6.4(1) hereof; or (vi) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Section 422 of the Code to the extent applicable to Incentive Stock Options. The Committee may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but, subject to Article IV hereof or as otherwise specifically provided herein, no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent to comply with applicable law, including Section 409A of the Code.

ARTICLE IX

COMPANY CALL RIGHTS; RIGHTS OF FIRST REFUSAL

9.1 Company Call Rights.

(a) In the event of a Participant’s Termination for Cause (or a voluntary Termination after the occurrence of an event that would be grounds for a Termination for Cause), the Company may, at any time during the period commencing on the six (6)-month anniversary of such Termination and ending on the two (2)-year anniversary of such Termination, repurchase from the Participant any shares of Common Stock previously acquired by the Participant through the exercise of a Stock Option under the Plan at a repurchase price equal to the lesser of (i) the original exercise price, and (ii) Fair Market Value as of the date of repurchase.

(b) In the event of a Participant’s Termination for any reason other than as described in Section 9.1(a) hereof, the Company may at any time after the six (6)-month anniversary of the date of such Termination or the date on which the Participant acquires shares of Common Stock pursuant to an Award hereunder following such Termination: (i) repurchase from the Participant each outstanding vested Stock Option based on the difference between the exercise price of a share of Common Stock relating to such Stock Option and the Fair Market Value of a share of Common Stock on the date of repurchase, and (ii) repurchase from the

Participant any shares of Common Stock previously acquired by the Participant pursuant to the exercise of a Stock Option under the Plan at a repurchase price equal to Fair Market Value as of the date of repurchase.

(c) If the Company elects to exercise the rights under this Section 9.1, the Company shall do so by delivering to the Participant a notice of such election, specifying the number of shares to be purchased and the closing date and time of such purchase. Such closing shall take place within thirty (30) days following such notice at the Company’s principal executive offices. At such closing, the Company shall pay the Participant the repurchase price as specified in this Section 9.1 in cash or by cancellation of indebtedness of the Participant.

9.2 Right of First Refusal. No Participant shall, directly or indirectly, Transfer any shares of Common Stock acquired by the Participant (or the Participant’s estate or legal representative) pursuant to a Stock Option under the Plan, unless in each such instance the Participant (or the Participant’s estate or legal representative) shall have first offered the Common Stock proposed to be Transferred pursuant to a bona fide offer by a third party to the Company. The right of first refusal must be exercised by the Company by delivering to the Participant (or the Participant’s estate or legal representative) written notice of such exercise within twenty (20) business days of the Company’s receipt of written notification of the proposed sale. Upon the exercise of a right of first refusal, the Common Stock proposed to be sold shall be purchased by the Company at the price per share offered to be paid by the prospective transferee, subject to Section 9.1 hereof in the case of a Participant’s Termination. The notice of exercise of the right of first refusal shall specify the date and location for the closing of such purchase.

9.3 Effect of Public Offering. Notwithstanding the foregoing, the Company shall cease to have rights pursuant to this Article IX following the completion of an initial public offering of the Common Stock.

ARTICLE X

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XI

GENERAL PROVISIONS

11.1 Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates, if any, for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.2 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

11.3 No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option hereunder shall give any Participant or other employee, Consultant or Non- Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall there be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non- Employee Director is retained to terminate such employment, consultancy or directorship at any time.

11.4 Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any federal, state or local taxes required by law to be withheld. Upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

11.5 No Assignment of Benefits. No Stock Option under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

11.6 Listing and Other Conditions.

(a) Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issuance of shares of Common Stock pursuant to a Stock Option shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option with respect to such shares shall be suspended until such listing has been effected.

(b) If, at any time, counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Stock Options, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.

(c) Upon termination of any period of suspension under this Section 11.6, any Stock Option affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Stock Option.

(d) A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

11.7 Stockholders Agreement and Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to a Stock Option under the Plan, to the extent required by the Committee, the Participant shall execute and deliver a stockholder’s agreement or such other documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise, and such other terms as the Board or Committee shall from time to time establish. Such stockholder’s agreement or other documentation shall apply to the Common Stock acquired under the Plan and covered by such stockholder’s agreement or other documentation. The Company may require, as a condition of exercise, the Participant to become a party to any other existing stockholder agreement (or other agreement).

11.8 Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

11.9 Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such

Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE PLAN OR ANY AWARD AGREEMENT, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

11.10 Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

11.11 Other Benefits. No Stock Option granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

11.12 Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Stock Options hereunder.

11.13 No Right to Same Benefits. The provisions of Stock Options need not be the same with respect to each Participant, and such Stock Options to individual Participants need not be the same in subsequent years.

11.14 Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of a Stock Option. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

11.15 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Stock Option is subject to Section 409A of the Code, it shall be paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if a Stock Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.

11.16 Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

11.17 Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

11.18 Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

11.19 Lock-Up Restrictions. As a condition to the grant of a Stock Option, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to a Stock Option until the end of such Lock-Up Period.

11.20 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

ARTICLE XII

EFFECTIVE DATE OF PLAN; TERM OF PLAN

The Plan shall become effective on December 23, 2010, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware. No Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the earlier of the date that the Plan is adopted or the date of stockholder approval, but Stock Options granted prior to such tenth anniversary may extend beyond that date.